EXHIBIT 99.1

Loral Reports 2009 Year End Financial Results

Telesat and Space Systems/Loral Continue Strong Performance

NEW YORK, March 12, 2010 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today reported its financial results for the year and fourth quarter ended December 31, 2009.

Reported revenues, net income and diluted earnings per share were $993 million, $232 million and $7.73 in 2009, compared to revenues, net loss and diluted loss per share of $869 million, $(693) million and $(35.13) in 2008. Reported revenues, net income, and diluted earnings per share were $260 million, $60 million, and $1.97 for the fourth quarter of 2009, compared to revenues, net loss and diluted loss per share of $230 million, $(629) million and $(31.13) for the fourth quarter of 2008. Net income for 2009 benefited from changes in foreign exchange rates principally related to Telesat debt. Net losses in 2008 were negatively impacted by changes in foreign exchange rates, principally related to Telesat debt, and non-cash impairment charges at both Space Systems/Loral (SS/L) and Telesat.

Notable achievements for the year include:

  Telesat and SS/L financial results continued to reflect strong performance.1
  SS/L doubled its Adjusted EBITDA2 compared to 2008 and Adjusted EBITDA as reported by Telesat, in accordance with Canadian GAAP, increased by 25 percent.
  Two new Telesat satellites entered into service and Telesat contracted to build two additional satellites.
  SS/L booked seven satellite orders.
  Strong bookings resulted in both SS/L and Telesat increasing their already robust backlogs reported at the end of 2008.
  Loral had notable cash flow, ending the year with $168 million in cash, $51 million more than year end 2008. Loral also repaid $55 million of borrowings, invested $44 million in capital expenditures, and increased the long term orbital receivable asset by $59 million.
  Loral signed an agreement to lease to a Canadian broadband provider approximately 35-75 percent of the Canadian coverage portion of the ViaSat-1 satellite that will provide CAD 133 million to CAD 262 million over the 15-year life of the satellite.

Combined segment revenues and Adjusted EBITDA, including both the satellite manufacturing segment and 100 percent of the satellite services segment, for the year were $1.700 billion and $557 million respectively, up from $1.567 billion and $467 million respectively in 2008. Combined revenues and Adjusted EBITDA for the fourth quarter of 2009 were $447 million and $166 million respectively, up from $412 million and $133 million respectively for the fourth quarter of 2008.

Loral includes all of Telesat's revenue and Adjusted EBITDA in segment results. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting.

Loral's revenues and Adjusted EBITDA for the year, excluding any recognition of its ownership in Telesat, were $993 million and $68 million respectively, compared to $869 million and $38 million respectively in 2008. On the same basis, for the fourth quarter of 2009, revenues and Adjusted EBITDA were $260 million and $30 million respectively, compared to $230 million and $18 million respectively for the fourth quarter of 2008. The eliminations include all of Telesat's results as well as the impact on SS/L's results of Loral's portion of the ViaSat-1 construction contract.

"SS/L and Telesat continue to deliver outstanding performance," said Michael B. Targoff, chief executive officer of Loral Space & Communications. "When you add together 64 percent of the value of Telesat, as indicated by its EBITDA and debt level, with the value of SS/L and our other assets, the success of our strategy for shareholder value creation is evident. Moreover, 2009 operating results and year end backlog buoy our expectations for continued growth."

Business Unit Review

Satellite Manufacturing

Space Systems/Loral (SS/L) continues its leadership in providing high-power commercial satellites. In 2009, the company booked seven satellite contracts, which accounted for approximately 30 percent of the worldwide mid-to-high power commercial satellite contracts awarded.

In the fourth quarter of 2009, SS/L was awarded two contracts for satellites for direct-to-home television service, one for EchoStar and the other for Telesat. Contracts awarded during the year were for five different well-established operators including AsiaSat, Intelsat, Hughes Network Systems, Telesat and EchoStar Corporation. These include satellites for direct-to-home television, broadband access, and standard fixed satellite services applications.

SS/L's revenue in 2009 was $1.009 billion, a 14 percent increase over 2008 revenues of $881 million. Adjusted EBITDA for SS/L doubled to $91 million from $45 million in 2008. SS/L's revenue and Adjusted EBITDA for the fourth quarter of 2009 were $263 million and $36 million respectively, compared to $235 million and $21 million respectively for the same period last year. Backlog on Dec. 31, 2009 was $1.632 billion compared to $1.381 at the end of 2008.

"On top of good performance, SS/L's results were enhanced by scope changes on certain contracts, and other items totaling approximately $25 million, that we cannot expect to be repeated," said Michael Targoff.  "Thus, while we believe SS/L's performance will continue to benefit from margin improvement initiatives and increased sales volume, it is unlikely that our improved performance will replace the full amount of these beneficial items."

Satellite Services

Telesat also had a strong year in 2009. The company benefited from its new satellites including a full year's revenue from Nimiq 4, and the entry into service of Telstar 11N and Nimiq 5.  The growth in revenue from these satellites was offset in part by the loss of revenue from the sale of Telstar 10.

With the addition of the new satellites and continuing cost reduction initiatives, Telesat's operating performance continued to show significant improvement.  Telesat's reported Adjusted EBITDA margin increased from 63 percent in 2008 to 71 percent in 2009. For the fourth quarter, Adjusted EBITDA margin increased from 65 percent in 2008 to 74 percent in 2009.

In 2009 Telesat invested in its growth by contracting for two new satellites, Telstar 14R, which is expected to enter into service in the second half of 2011, and Nimiq 6, which is scheduled for launch in 2012 and is fully contracted to Bell TV. Year end backlog increased to CAD 5.508 billion (U.S. $5.230 billion), compared to the backlog at the end of 2008 which was CAD 5.251 billion (U.S. $4.207 billion).

In 2009 Telesat revenues for the year were CAD 789 million (U.S. $692 million) compared to CAD 731 million (U.S. $685 million) in 2008. Adjusted EBITDA was CAD 557 million (U.S. $488 million) compared to CAD 456 million (U.S. $427 million) in 2008. Telesat's revenues for the fourth quarter of 2009 were CAD 195 million (U.S. $184), compared to CAD 213 million (U.S. $177 million) in 2008. Adjusted EBITDA for the fourth quarter was CAD 145 million (U.S. $136 million) compared to Adjusted EBITDA of CAD 137 million (U.S. $114 million) in 2008. Telesat had interest expense of U.S. $228 million for the year and U.S. $61 million for the quarter compared to U.S. $231 million for the year and U.S. $57 million for the quarter in 2008.

Telesat continues to reduce leverage through the growth of Adjusted EBITDA and the accumulation of cash.  During 2009 the ratio of net debt to Adjusted EBITDA decreased from 7.3 times to less than 5.5 times.  In addition, Adjusted EBITDA exceeded interest expense by more than two times.  Telesat ended the year with CAD 154 million in cash and no drawings under its CAD 153 million revolver. Over the next four years, less than 10 percent of Telesat's CAD 3 billion debt is required to be repaid.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Monday, March 15, at 11:00 a.m. ET to discuss the company's fourth quarter and year end 2009 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-K, which will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com.

LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the company's annual report on Form 10-K for the fiscal year ended December 31, 2009. The reader is specifically referred to this document, as well as the Company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors and our investment in Telesat, including global economic conditions, our history of losses, financial covenants in SS/L's credit agreement, the structure of our investment in Telesat, Telesat's leverage and volatility in Canadian/U.S. exchange rates; (2) risks associated with satellite manufacturing, including competition, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws and U.S., Canadian and foreign government regulation of satellite services; and (5) other risks, including possible conflicts of interest with our significant shareholder, litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

1Telesat reports its results in accordance with Canadian GAAP. However, all of Telesat's results, unless otherwise noted are reflected in this press release in accordance with U.S GAAP.

2The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization". In evaluating financial performance, we use revenues and operating income (loss) before depreciation, amortization and stock-based compensation (including stock-based compensation from SS/L Phantom SARs expected to be settled in Loral common stock) ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: goodwill and other impairment charges; gain on foreign exchange contracts; gains or losses on litigation not related to our operations, impairment of available for sale securities; loss on extinguishment of debt; other income (expense) and equity in net income (losses) of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, goodwill and other impairment charges, gains or losses on foreign exchange contracts, gains or losses on litigation not related to our operations, impairments of available for sale securities, other income (expense) and equity in net income (losses) of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other income (expense), which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions)

Revenues

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Satellite Manufacturing	$ 262.9	$ 235.1	$ 1,008.7	$ 881.4
Satellite Services (1)	183.7	176.6	691.6	685.2
Segment revenues	446.6	411.7	1,700.3	1,566.6
Eliminations	(2.7)	(4.8)	(15.3)	(12.0)
Affiliate eliminations (1)	(183.7)	(176.6)	(691.6)	(685.2)
Revenues as reported	$ 260.2	$ 230.3	$ 993.4	$ 869.4

Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Satellite Manufacturing	$ 36.4	$ 20.6	$ 90.6	$ 45.1
Satellite Services:
Loral Skynet	--	3.1	--	9.3
Telesat (1)	136.1	114.0	488.1	427.2
Satellite Services	136.1	117.1	488.1	436.5
Corporate expenses	(6.2)	(5.2)	(21.4)	(14.9)
Segment Adjusted EBITDA before eliminations	166.3	132.5	557.3	466.7
Eliminations	(0.3)	(0.8)	(1.7)	(1.6)
Affiliate eliminations (1)	(136.1)	(114.0)	(488.1)	(427.2)
Adjusted EBITDA	$ 29.9	$ 17.7	$ 67.5	$ 37.9

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Adjusted EBITDA	$ 29.9	$ 17.7	$ 67.5	$ 37.9
Depreciation, amortization and stock-based compensation	(11.4)	(11.7)	(47.3)	(44.0)
Impairment of goodwill	--	(187.9)	--	(187.9)
Operating income (loss)	18.5	(181.9)	20.2	(194.0)
Interest and investment income	2.8	1.7	8.3	11.9
Interest expense	(0.7)	(1.1)	(1.4)	(2.3)
(Loss) gain on litigation	--	(19.5)	--	38.8
Impairment of available for sale securities	--	(1.3)	--	(5.8)
Other expense	--	0.2	(0.1)	(0.1)
Income tax benefit (provision)	1.5	(32.8)	(5.6)	(45.7)
Equity in net income (losses) of affiliates	37.7	(394.7)	210.3	(495.7)
Net income (loss)	$ 59.8	$ (629.4)	$ 231.7	$ (692.9)

(1) The Satellite Services segment includes Telesat Revenues and Adjusted EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% share of Telesat under the equity method of accounting.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	December 31, 2009	December 31, 2008

FUNDED BACKLOG
Satellite Manufacturing	$ 1,632.3	$ 1,381.1
Satellite Services	5,230.0	4,207.0
Total funded backlog	6,862.3	5,588.1
Intercompany eliminations	(9.6)	(24.9)
Affiliate eliminations	(5,230.0)	(4,207.0)
NET FUNDED BACKLOG	$ 1,622.7	$ 1,356.2

Condensed Balance Sheets
(In millions)

	December 31, 2009	December 31, 2008
Cash and equivalents	$ 168.2	$ 117.5
Contracts-in-process	190.8	213.7
Other current assets	108.0	164.0
Total current assets	467.0	495.2
Property, plant & equipment, net	208.0	188.3
Long-term receivables	248.1	184.7
Investments in affiliates	282.0	72.6
Other assets	48.4	55.1
Total assets	$ 1,253.5	$ 995.9

Customer advances and billings in excess of costs and profits	$ 291.0	$ 184.6
Other current liabilities	150.3	164.8
Total current liabilities	441.3	349.4
Long-term debt	--	55.0
Other long-term liabilities	380.2	381.8
Total liabilities	821.5	786.2
Equity	432.0	209.7
Total liabilities and equity	$ 1,253.5	$ 995.9

TELESAT
Summary Financial Information
(In millions)

Summary financial information in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Statement of Operations:

Revenues	$ 183.7	$ 176.6	$ 691.6	$ 685.2

Adjusted EBITDA	$ 136.1	$ 114.0	$ 488.1	$ 427.2
Depreciation, amortization and stock-based compensation	(69.3)	(55.7)	(230.1)	(226.0)
Gain (loss) on disposition of long-lived assets	(0.3)	--	29.3	--
Impairment of long-lived and intangible assets	--	(454.9)	--	(454.9)
Operating income	66.5	(396.6)	287.3	(253.7)
Interest expense	(61.4)	(56.7)	(228.0)	(231.1)
Other income (expense), net (1)	40.0	(302.3)	289.5	(403.1)
Income tax (provision) recovery	22.8	138.6	(2.2)	139.9
Net income (loss)	$ 67.9	$ (617.0)	$ 346.6	$ (748.0)

(1) Other income (expense), net includes non-cash foreign exchange gains (losses) of $45.0 million and $(432.5) million for the three months ended December 31, 2009 and 2008, respectively, and $439.2 million and $(654.2) million for the twelve months ended December 31, 2009 and 2008, respectively, and non cash (losses) gains on financial instruments of $(6.7) million and $137.2 million for the three months ended December 31, 2009 and 2008, respectively and $(149.0) million and $254.7 million for the twelve months ended December 31, 2009 and 2008, respectively.

			December 31, 2009	December 31, 2008
Balance Sheet Data:

Current assets			$ 251.6	$ 179.8
Total assets			4,994.7	4,273.2
Current liabilities			195.9	171.4
Debt, including current portion			2,953.3	2,901.6
Total liabilities			4,041.9	3,760.2
Redeemable preferred stock			134.3	116.0
Shareholders' equity			818.5	397.0

Other:

Backlog (U.S. Dollar)			$ 5,230.0	$ 4,207.0
Backlog (Canadian Dollar)			CAD 5,508.0	CAD 5,251.0
CONTACT:  Loral Space & Communications Inc.
          Wendy Lewis
          650-704-7502
          lewisw@ssd.loral.com